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                           SUBORDINATED LOAN AGREEMENT

     THIS AGREEMENT is made as of the 30th day of June 2003 and amended and restated as of August 21, 2003 by and between:

A. STOLT-NIELSEN TRANSPORTATION GROUP LTD., a Liberian corporation having its registered office at 80 Broad Street, Monrovia, Liberia (hereinafter referred to as "Lender"); and

B. STOLT OFFSHORE S.A., a Luxembourg company having its registered office at 26, rue Louvigny, L-1946 Luxembourg (hereinafter referred to as "SOSA").

                                   WITNESSETH:

     WHEREAS, SOSA has requested Lender to extend SOSA financial assistance for the purpose set forth in paragraph 2.1 hereof; and

     WHEREAS, Lender is willing to provide such financial assistance on the terms and conditions more particularly hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants herein and for other good and valuable consideration, the parties hereto agree as follows:

1.   Liquidity Line

     1.1 Lender hereby agrees to make available to SOSA, during the term hereof and on the conditions set forth herein, in one drawing to be made as of the date of this Agreement, a credit facility in the principal amount of

                       FIFTY MILLION UNITED STATES DOLLARS
                               (U.S. $50,000,000)

2.   Purpose of Loan Facility

     2.1 SOSA shall, directly or through its nominated subsidiary, Stolt Offshore B.V., (the "Borrower") use the loan facility for general working capital purposes.

3.   Repayment/Prepayment of Principal
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     3.1  Subject to the subordination terms set forth in paragraph 8.1 below, all borrowings hereunder may be repaid from time to time as set forth in the note.,

4.   Evidence of Balance Outstanding

     4.1 The amount outstanding hereunder shall be evidenced by a Subordinated Promissory Note of the Borrower and guarantied by SOSA in the form attached hereto as Exhibit A and made a part hereof (the "50M Note").

     4.2 The balance outstanding of the loan hereunder shall be evidenced by Lender's records, which records shall be conclusive, absent manifest error.

5.   Interest

     5.1 All borrowings under this facility shall bear interest from the date of drawdown until such principal amount is paid in full, at a rate of twelve per cent (12%) per annum.

     5.2 Subject to the subordination terms set forth in paragraph 8.1 below Interest on principal shall be payable quarterly with all accrued and unpaid interest due at the time of the repayment of principal.

     5.3 Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

     5.4 Subject to the subordination terms set forth in paragraph 8.1, in the event of default in the payment when due of any amount hereunder, SOSA shall pay to Lender, on demand, interest on such amount at a rate of fifteen percent (15%) per annum accruing from the date of any such default to and including the date of actual payment.

6.   Commitment Fee

     6.1 Lender and SOSA confirm that no commitment fee shall be payable with respect to the facility hereunder.

7.   Representation and Warranty, Covenant of SOSA/Events of Default

     7.1 SOSA represents and warrants to Lender that as of the date hereof SOSA or any subsidiary is not in default under any loan, credit facility, guarantee or other agreement in respect of any borrowing or indebtedness.

     7.2 SOSA undertakes and agrees that, other than (i) any equity offering of Common Shares pursuant to its "shelf" registration statement and (ii)

                                                                               2
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          issuance of SOSA Common Shares resulting from exercise of stock options in normal course, no change in the issued share capital of SOSA shall take place without Lender's prior written consent.

     7.3 Subject to the subordination set forth in paragraph 8.1 hereof and Exhibit A hereto, SOSA agrees that an event of default hereunder shall occur, and Lender shall be entitled to all rights and remedies relating thereto, including without limitation declaring all principal, all interest and any other amounts due hereunder to be immediately due and payable, if any other loan, guarantee, or other indebtedness of SOSA or any subsidiary is declared, or is capable of being declared, due prematurely by reason of default, or SOSA, or any subsidiary fails to make payment in respect thereof on the due date for such payment, or security for such other loan, guarantee or indebtedness becomes enforceable, save for amounts less than One Million United States Dollars (U.S. $1,000,000) and claims being contested in good faith by SOSA or any of such parties.

     7.4 SOSA agrees to pay all of Lender's legal expenses in connection with this Agreement and the facility established hereunder.

8.   Subordination to Loan Facility Agreements.

     8.1 Anything in this Agreement to the contrary notwithstanding, the amount outstanding hereunder is subordinate and junior to all indebtedness due under or pursuant to (a) that certain facility agreement dated September 22, 2000, as amended from time to time (the "U.S. $440 Million Facility Agreement" and all terms used but not defined herein to be used as defined therein) between Stolt Comex Seaway Finance B.V. (the "SCSFBV"), SOSA, as guarantor, the Banks, the Arrangers, Den norske Bank ASA in its capacity as agent and security trustee (in such capacities the "Agent"), Bank of America N.A., Citibank N.A., and others, as the syndication agents and joint book managers, and IN-Barings LLC, as documentation agent, (b) to that certain facility agreement dated July 9, 2002, as amended from time to time (the "U.S. $100 Million Facility Agreement") between the SCSFBV, SOSA, the banks listed in Schedule 1 thereto as lenders and Nordea (acting through Nordea Bank Norge ASA, Grand Cayman Branch) in its capacity as agent and security trustee, and (c) that certain guarantee facility agreement dated 21 August 2003 (the "44 Facility Agreement") between SCSFBV, the SOSA, the banks listed in Schedule 1 thereto and Den norske Bank ASA as facility agent, security trustee and issuing bank (the "44 Agent" (the "44 Debt"), The terms of said subordination, including restrictions on repayment of principal and payment of interest are set forth in the 50M Note and are incorporated herein.

     8.2 Lender and SOSA agree to take all such steps as are necessary to effect and maintain the aforesaid subordination.

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9.   Notices

     9.1 All notices, requests, demands and other communications hereunder shall be in writing, in each case to the parties at the address set forth below or such other address as the parties may from time to time designate:

          (a)  If to Lender, to:

                    Stolt-Nielsen Transportation Group Ltd.
                    8 Sound Shore Drive
                    P.O. Box 2300 Greenwich, Connecticut 06836
                    U.S.A.

                    Attention:  Howard J. Merkel, Treasurer

                    Telefax:    (203) 635-3957

          (b)  If to SOSA or the Borrower, to:

                    Stolt Offshore, S.A./Stolt Offshore B.V.
                    c/o Stolt Offshore M.S. Ltd.
                    1st Floor
                    Dolphin House
                    Windmill Rd
                    Sunbury-on-Thames
                    Middlesex TW15 7HT
                    ENGLAND

                    Attention:  Stuart Jackson, Chief Financial Officer

                    Telefax:    44 1932 773701

     9.2 Any notice hereunder shall be deemed to be received when personally delivered, twenty four (24) hours after dispatch in the case of telefax and three (3) business days after transmittal in the case of registered mail.

10.  Benefit and Binding Effect: Assignment

     10.1 This Agreement shall be binding upon and operate for the benefit of the parties hereto and their respective successors and assigns.

11.  Applicable Law and Jurisdiction

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     11.1 This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, United States of America.

     11.2 Each of the parties hereto hereby submit to the courts of the State of New York in the City of New York and the federal courts of the United States located in the City of New York solely for the purposes of any claim or controversy arising out of the Agreement and hereby waives all claims of forum non-convenience relating to said courts.

12.  Construction and Amendment

     12.1 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereto and supersedes all prior agreements and understandings of the parties in connection herewith.

     12.2 This Agreement may be amended or modified only by writing signed by each of the parties hereto and cannot be changed or modified orally.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STOLT-NIELSEN TRANSPORTATION GROUP LTD.

By: /s/ Howard J. Merkel
   ---------------------------------------------
   Howard J. Merkel, Treasurer
   (executed at Greenwich, Connecticut, U.S.A)

STOLT OFFSHORE S.A.

By: /s/ Stuart, Jackson
   ---------------------------------------------
   Stuart, Jackson, Chief Financial Officer
   (executed at Sunbury-on-Thames, Middlesex, England)

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                                                                      Exhibit A

                     AMENDED AND RESTATED SUBORDINATED NOTE

$50,000,000                                                      August 21, 2003

     FOR VALUE RECEIVED, but subject to the restrictions hereinbelow contained, Stolt Offshore B.V. (the "Company") promises to pay to the order of Stolt Nielsen Transportation Group Ltd, a Liberian corporation, (the "Payee") on demand the principal sum of FIFTY MILLION DOLLARS in lawful money of the United States of America. Subject to the restrictions hereinbelow contained, the Company also promises to pay interest on the unpaid principal amount of this Note from the date hereof until the principal amount of this Note is paid in full, at a rate of twelve per cent (12%) per annum. Subject to the restrictions hereinbelow contained, the Company will pay interest quarterly in arrears on the last day of each fiscal quarter (each such date an "Interest Payment Date"). Whenever any payment hereunder shall be due on a day that is not a business day such payment shall instead be made on the immediately succeeding business day and interest shall continue to accrue during such extended period.

     This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest on the principal balance due under this Note at a rate that could subject the Company or holder of this Note to either civil or criminal liability as a result of such interest rate being in excess of the maximum interest rate that the Company is permitted by law or has agreed by contract to pay (the "Maximum Rate"). If by the terms of this Note, the Company is at any time required or obligated to pay interest on the principal balance due under this Note at a rate in excess of any Maximum Rate, the rate of interest due under this Note shall be deemed to be immediately reduced to the Maximum Rate, and all prior interest payments in excess of the Maximum Rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Noie.

     Anything in this Note to the contrary notwithstanding, but subject to the proviso contained below, the indebtedness evidenced by this Note is subordinate and junior to all Indebtedness due under or pursuant to:

     (a) that certain facility agreement dated 22 September 2000 (the "440 Facility Agreement") as amended, supplemented or restated from time to time between Stolt Comex Seaway Finance B.V. (the "Indemnifier"), Stolt Offshore S.A. (the "Guarantor") the banks listed in Schedule 1 thereto as lenders, Den norske Bank ASA ("DnB") as facility agent and security trustee (in such capacities the "440 Agent"), DnB and others as arrangers, DnB and others as syndication agents and joint book runners and ING Barings LLC as documentation agent (the "440 Debt"); and

     (b) that certain facility agreement dated 9 July 2002 (the "100 Facility Agreement") as amended, supplemented or restated from time to time between the Indemnifier, the Guarantor, the banks listed in Schedule 1 thereto as lenders and Nordea Bank Norge ASA, Grand Cayman Branch in its capacity as agent and security trustee (in such capacities the "100 Agent") (the "100 Debt"); and
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     (c) that certain guarantee facility agreement dated 21 August 2003 (the "44
Facility Agreement") between the Indemnifier, the Guarantor, the banks listed in
Schedule 1 thereto and Den norske Bank ASA as facility agent, security trustee and issuing bank (the "44 Agent" (the "44 Debt"),

(the 440 Debt, the 100 Debt and the 44 Debt are together hereinafter referred to as the "Senior Debt", the 440 Agent, the 100 Agent and the 44 Agent are together hereinafter referred to as the "Agents" and each an "Agent" and the 440 Facility Agreement, the 100 Facility Agreement and the 44 Facility Agreement are together hereinafter referred to as the "Facility Agreements" and each "Facility Agreement"). Words and expressions defined in the Facility Agreements shall have the same meanings when used in this Note.

     No payment of interest or principal shall be made under this Note if such payment conflicts with the terms of any of the Facility Agreements.

     In addition, the following shall apply:

     (i)  No payment of principal shall be made under this Note until 31 July
          2006.

    (ii) No interest shall be paid under this Note unless the ratio of Consolidated Debt to EBITDA as defined in each Facility Agreement has remained less than or equal to 3.5:1 for three successive fiscal quarters. For this purpose in the calculation of Consolidated Debt to EBITDA, the principal debt evidenced hereby (excluding interest), Subordinated Debt under the Facility Agreements and SNSA's Liquidity Line shall not be included as part of Consolidated Debt; and

   (iii) While interest may accrue at the simple rate of 12% per annum, prior to 31 July 2006, the Company shall not pay interest to the Payee on any Interest Payment Date in an amount greater than four point two five per cent (4.25%) over LIBOR.

     In the event of any insolvency, bankruptcy, liquidation, reorganisation or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all principal and interest on all Senior Debt shall first be paid in full before any payment is made upon this Note.

     In any of the proceedings referred to in the preceding paragraph, any payment or distribution of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable in respect of this Note (a "Note Payment") shall be paid or delivered directly to the Agents for application in payment of the 440 Debt, the 100 Debt and the 44 Debt on a pro rata basis unless and until all principal and interest on all Senior Debt shall have been paid in full. In the event that the Payee received a Note Payment which Note Payment is not permitted to be made under the terms hereof relating to the subordination of this Note to the Senior Debt, the Payee shall hold such Note Payment in trust for the benefit of the relevant Finance Parties and shall immediately pay over such Note Payment to the Agents on a pro rata basis as specified above.
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     Until the Senior Debt shall have been paid in full, the Payee shall not:
(i) retain any sums by way of set-off in respect of the principal of, or interest on, this Note; or (ii) obtain any guaranty of the obligations arising under this Note except from the Guarantor on the terms set forth below.

     The provisions listed above are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the holder of this Note on the other hand, against the Company and nothing herein shall impair, as between the Company and the holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the holder hereof the principal hereon in accordance with its terms and the provisions hereof.

     Subsequent to the execution of this Note, the Company and the Payee may modify this Note to provide that all or any portion of the outstanding principal balance of this Note may be converted, at the option of the Payee, into the capital stock of the Company. The material terms of such conversion right, including, without limitation, the conversation ratio and the class of shares into which this Note shall be convertible (i.e. common or preferred) shall be mutually determined by the Company and the Payee as a result of their good faith negotiations.

     This Note shall insure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Note and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of England.

     All terms of this Note subordinating the rights of the Payee hereunder to the Finance Parties shall be enforceable by the Finance Parties as against the Company and the Payee.

     The Company waives presentment for payment, demand, protest and notice of dishonour in connection with this Note.

     This Note replaces and amends a Promissory Note in an equal principal amount dated 30 June 2003 made by the Company in favor of the Payee and continues to evidence the debt therein reflected.

Stolt Offshore B.V.


By:
   --------------------------------

Accepted and Agreed to:

Stolt Nielsen Transportation Group Ltd.

By:
   --------------------------------